Exhibit 10.25

FOURTH AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Term Loan and Security Agreement (this “Amendment”) is made this 1st day of April, 2020, by and among GPM PETROLEUM LP, a Delaware limited partnership (“GPMP” and together with each Person joined to the Loan Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Loan Agreement (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On January 12, 2016, Borrowers, Lenders and Agent entered into a certain Term Loan and Security Agreement (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and conditions in the Loan Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement. As of the Effective Date (as defined below), the Loan Agreement is hereby amended as follows:

(a) New Definitions. The following new definitions are hereby added to Section 1.2 of the Loan Agreement in the proper alphabetical order as follows:

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Capital One Increase Agreement and Amendment” shall mean the Increase Agreement and Amendment dated as of the Second Amendment Effective Date, by and among GPM, the guarantors party thereto, Capital One, National Association, as administrative agent, and the lenders party thereto.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, the certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“Fourth Amendment Effective Date” shall mean April 1, 2020.

“Third Amended and Restated GPMI Loan Agreement” shall mean that certain Third Amended and Restated Revolving Credit and Security Agreement among Agent, the financial institutions party thereto as lenders, the Existing GPMI Borrowers (other than GPM Transportation, LLC), GPM Midwest 18, LLC, GPM Apple, LLC, Florida Convenience Stores, LLC, the WOC Borrowers, GPM Empire, LLC, GPM RE, LLC, and GPM Gas Mart Realty Co, LLC dated as of February 28, 2020, as amended, restated, amended and restated, supplemented or modified from time to time.

(b) The defined term “Existing WOC Consolidated Loan Agreement” is hereby deleted from Section 1.2 of the Loan Agreement.

(c) The defined term “WOC Borrowers” contained in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“WOC Borrowers” shall mean WOC Southeast Holding Corp., a Delaware limited liability corporation (“WOC Southeast”), Village Pantries Merger Sub, LLC, a Delaware limited liability company (“Village Pantries Merger”), Colonial Pantry Holdings, LLC, a Delaware limited liability company (“Colonial”), Village Pantry Specialty Holding, LLC, a Delaware limited liability company (“Village Pantry Specialty”), Marsh Village Pantries, LLC, an Indiana limited liability company (“Marsh”), Village Pantry, LLC, an Indiana limited liability company (“Village Pantry”), Mundy Realty, LLC, an Indiana limited liability company (“Mundy”), ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company (“ViVa”), Village Variety Store Operations, LLC, a Delaware limited liability company, (“Village Variety”), Next Door Group, LLC, a Delaware limited liability company (“Next Door Group”), Pantry Property, LLC, an Indiana limited liability company (“Pantry Property”), Next Door RE Property, LLC, a Delaware limited liability company (“Next Door RE”), Next Door Operations, LLC, a Delaware limited liability company (“Next Door Operations”), Admiral Petroleum Company, a Michigan corporation (“Admiral”), Admiral Petroleum II, LLC, a Delaware limited liability company (“Admiral II”), Admiral Real Estate I, LLC, a Delaware limited liability company (“Admiral Real Estate”), and Mountain Empire Oil Company, a Tennessee corporation (“MEOC”).

(d) Reference to Eurodollar Rate; Eurodollar Rate Loans. All references in the Loan Agreement to the “Eurodollar Rate” and “Eurodollar Rate Loans” or “Eurodollar Rate Loan” shall be deemed to mean and be references to the “LIBOR Rate” and “LIBOR Rate Loans” or “LIBOR Rate Loan”, respectively.

(e) Mandatory Prepayments. Section 2.21 of the Loan Agreement shall be amended and restated in its entirety as follows:

2.21 Mandatory Prepayments. Upon the repayment in full of the obligations due under the Third Amended and Restated GPMI Loan Agreement and the termination of the agent’s and lenders’ commitments thereunder, the Borrowers shall, immediately upon the occurrence of such repayment in full, prepay the Term Loan in full.

(f) Alternate Rate of Interest. Section 3.8 of the Loan Agreement shall be amended and restated in its entirety as follows:

“3.8 Alternate Rate of Interest.

3.8.1 Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period;

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d) the LIBOR Rate will not adequately and fully reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. (New York time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2 Successor LIBOR Rate Index.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents, if Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, Agent and Borrowing Agent may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after Agent has provided such proposed amendment to all Lenders, so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement is effective, each Advance and each conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a LIBOR Rate Loan that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Domestic Rate Loan, (ii) all outstanding LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected LIBOR Rate Loan) and (iii) the component of the Alternate Base Rate based upon the LIBOR Rate will not be used in any determination of the Alternate Base Rate.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments to this Agreement implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowing Agent and the Lenders of: (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 3.8.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d) Certain Defined Terms. As used in this Section 3.8.2, the following terms shall have the following meanings:

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrowing Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrowing Agent (a) after giving due consideration to (i) any selection or recommendation of a spread adjustment or method for calculating or determining such spread adjustment for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment or method for calculating or determining such spread adjustment for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) after reflecting adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBOR Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)

a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Body having jurisdiction over Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with this Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to this Section 3.8.2.

“Early Opt-in Event” shall mean a determination by Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.8.2, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(g) Certificate of Beneficial Ownership. New Section 5.36 shall be added to the Loan Agreement as follows:

5.36 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the Fourth Amendment Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Certificate of Beneficial Ownership and Other Additional Information. New Section 6.9 shall be added to the Loan Agreement as follows:

6.9. Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders, promptly upon request: (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.(h) Indebtedness. Section 7.8(m) of the Loan Agreement shall be amended and restated in its entirety as follows: (m) the Capital One Debt in an amount not to exceed the maximum amount of the commitments under the Capital One Documents (including the incremental facilities and increases thereunder) on the Fourth Amendment Effective Date (including any renewals, refinancings or extensions thereof, and the terms of any such renewal, refinancing or extension, taken as a whole, are not less favorable to the obligor thereunder), which on such date is

$300,000,000 (the “Fourth Amendment Capital One Revolving Commitment Amount”) in revolving commitments plus up to $200,000,000 in incremental revolving commitments for a total maximum amount of $500,000,000 in the aggregate; provided, however, that on the Specified Acquisition Closing Date (as defined in the Capital One Increase Agreement and Amendment), the Fourth Amendment Capital One Revolving Commitment Amount shall be increased to $500,000,000 for a total maximum amount of up to $700,000,000 in the aggregate of Capital One Debt permitted under this clause (m);

2. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which relate exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b) reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable against Borrowers, as applicable, in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

3. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel) (the “Effective Date”):

(a) Agent shall have received this Amendment fully executed by Borrowers and Guarantors;

(b) Agent shall have received executed copies of the amendment dated on or about the date hereof to the Capital One Documents;

(c) Since December 31, 2018, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(d) Agent shall have received payment of all fees, costs, expenses and other amounts required to be paid by Borrowers.

4. Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

5. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

6. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

7. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on March 31, 2020, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $32,415,923.15 due on account of the Term Loan, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents

8. Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that its Guaranty and Suretyship Agreement, dated January 12, 2016, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

9. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:	GPM PETROLEUM LP
By: GPM Petroleum GP, LLC
Its: General Partner

	By:	/s/ Maury Bricks
Name: Maury Bricks
Title: General Counsel

	By:	/s/ Don Bassell
Name: Don Bassell
Title: Chief Financial Officer

GUARANTORS:	GPM INVESTMENTS, LLC

	By:	/s/ Maury Bricks
Name: Maury Bricks
Title: General Counsel

	By:	/s/ Don Bassell
Name: Don Bassell
Title: Chief Financial Officer

GPM PETROLEUM, LLC

	By:	/s/ Maury Bricks
Name: Maury Bricks
Title: Chief Financial Officer

	By:	/s/ Don Bassell
Name: Don Bassell
Title: Chief Financial Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT]

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

	By:	/s/ James P. Sierakowski_
Name: James P. Sierakowski
Title: Senior Vice President